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                                                                    EXHIBIT 99.1

CONTACT:  Dave Dohrmann, Investor Relations      Charlie Osenbaugh, CEO
          Sagent                                 Paula McGee, Investor Relations
          650.815.3278                           Timeline, Inc.
          ddohrmann@sagent.com                   206.448.1996 / 425.822.3140

               SAGENT AND TIMELINE SETTLE PATENT-INFRINGEMENT CASE

MOUNTAIN VIEW, CALIF. AND BELLEVUE, WASH.--DECEMBER 4, 2000--Sagent (Nasdaq:
SGNT), a leading provider of Real-time e-Business Intelligence solutions, and Timeline, Inc. (OTCBB: TMLN), a data management and reporting technology firm, today announced that the companies have amicably resolved the pending patent-infringement lawsuit. The companies reached a settlement based on mutually satisfactory terms that dismiss the outstanding litigation of the patent-related lawsuit originally filed last year by Timeline against Sagent.

ABOUT TIMELINE, INC.

Timeline develops, markets and supports proven, Microsoft Windows-based financial management reporting software suitable for complex applications such as those found in medium to large, multinational corporations. Timeline Analyst was developed for Windows, Office and Windows NT and takes full advantage of Microsoft's latest operating systems. Timeline can be reached at 800.342.3365 or on the Web at www.timeline.com.

ABOUT SAGENT

Sagent powers more than 1,300 customer-driven organizations worldwide with an open, scalable analytic solution that addresses the development, production and ongoing management of a company's business data. Sagent allows businesses to collect and analyze customer and operational data from existing systems and to incorporate the most current geographic, business-to-business and demographic information in real time via the Web to create precise one-to-one marketing campaigns, identify profitable sales opportunities, and improve operational efficiencies.

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Sagent is a registered trademark of Sagent. All other trademarks are the property of their respective owners.

SAFE HARBOR

The foregoing paragraphs include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties. For such statements, each company claims the protection of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from those contained in the forward-looking statements include, among others, the ability of the parties to attract and retain a broad range of purchasers, suppliers and trading partners, the parties' ability to successfully deliver a joint solution to customers, the anticipation of the growth of certain market segments, the positioning of the parties' products in those segments, the competitive environment in the software industry, dependence on other products, changes to operating systems and product strategy by vendors of operating systems, and the importance of new products. For a discussion of these and other risk factors that could affect the parties' businesses, see "Risk Factors" in each party's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 1999, and its quarterly report on Form 10-Q for the quarter ended September 30, 2000.